UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 Date of Report (Date of earliest event reported): June 22, 2018

PRIMO WATER CORPORATION (Exact name of registrant as specified in its charter)

Delaware	001-34850	82-1161432
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

101 North Cherry Street Suite 501 Winston-Salem, NC 27101
(Address of Principal Executive Offices)(Zip Code) Registrant’s telephone number, including area code: 336-331-4000
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01           Entry into a Material Definitive Agreement.

On June 22, 2018, Primo Water Corporation (the “Company”) entered into a Credit Agreement (the “Credit Agreement”), by and among the Company, as the borrower, the domestic subsidiaries of the Company, each as a guarantor, the lenders from time to time party thereto, BMO Harris Bank N.A. and U.S. Bank, National Association (“U.S. Bank”), as Co-Syndication Agents, JP Morgan Chase Bank, N.A. (“JP Morgan”), HSBC Bank USA, National Association and Fifth Third Bank, as Co-Documentation Agents, and SunTrust Bank, as Administrative Agent, Swingline Lender and Issuing Bank, with BMO Capital Markets Corp., U.S. Bank, JPMorgan and SunTrust Robinson Humphrey, Inc. as Joint Lead Arrangers and Bookrunners (the “New Senior Credit Facility”).

The New Senior Credit Facility consists of a $190.0 million senior term loan (the “New Term Loan”) and a $30.0 million senior revolving credit facility (the “New Revolver”). The New Term Loan and New Revolver each have a five-year maturity. The proceeds of the New Senior Credit Facility (together with the approximately $70.8 million in net proceeds from the Company’s recent follow-on equity offering) will be used for, among other things, the refinancing of the Company’s outstanding existing indebtedness, including borrowings under the Goldman Credit Agreement and amounts owed under the Junior Subordinated Debentures (each as defined in Item 1.02 below), working capital, capital expenditures and other general corporate purposes (including marketing initiatives).

Interest and Fees. The interest rates under the New Senior Credit Facility will be calculated, at the option of the Company, at either (1) a base rate (which may be derived from the Administrative Agent’s prime lending rate, the federal funds effective rate plus 0.5%, or a London Interbank Offered Rate (“LIBOR”) plus 100 basis points) plus an applicable margin based upon the Company’s consolidated leverage ratio or (2) LIBOR plus an applicable margin. A commitment fee ranging from 0.15% to 0.30% will be payable quarterly on the average undrawn portion of the New Revolver. The applicable margins and commitment fee will fluctuate based on the Company’s consolidated leverage ratio as specified in the Credit Agreement. The base rate and LIBOR are each subject to a zero percent floor.

Amortization and Prepayment. The New Term Loan will amortize in equal quarterly installments in an amount equal to 5% of the original principal amount of the New Term Loan, with the remaining amount due at maturity.

The New Term Loan must be prepaid by certain amounts upon the occurrence of certain events or conditions, including non-ordinary course asset dispositions and issuances of certain debt obligations not otherwise permitted by the Credit Agreement. Voluntary prepayments may be made, in whole or in part, without premium or penalty. The undrawn portion of the New Revolver may be irrevocably reduced by the Company upon notice to the Administrative Agent, subject to the conditions set forth in the Credit Agreement.

Guarantees and Collateral. The New Senior Credit Facility and related obligations are secured by a first priority security interest in and lien on substantially all of the assets of the Company and the guarantors. The New Senior Credit Facility and related obligations are guaranteed by certain of the Company’s domestic subsidiaries.

Financial Covenants. The Company and its subsidiaries will be required to maintain a minimum consolidated fixed charge coverage ratio (as defined in the Credit Agreement) of 1.10:1.00 beginning with the fiscal quarter ending June 30, 2018. The Company and its subsidiaries will be required to maintain a maximum consolidated leverage ratio as follows: (a) with respect to each fiscal quarter ending on or prior to June 30, 2019, 4.50:1.00; (b) with respect to each fiscal quarter ending after June 30, 2019 and on or prior to June 30, 2020, 4.25:1.00; and (c) with respect to each fiscal quarter ending after June 30, 2020, 4.00:1.00.

Other Provisions. The Credit Agreement contains negative covenants that, subject to certain exceptions, restrict the ability of the Company and its subsidiaries to, among other things:

●	incur additional indebtedness;

●	incur liens on their assets or enter into sale-leaseback transactions;

●	merge or enter into other change of control transactions;

●	engage in businesses that are not related to its existing businesses;

●	make certain loans and investments;

●	make or declare dividends or other restricted payments or redeem or repurchase shares of capital stock;

●	conduct certain restricted asset sales;

●	engage in transactions with affiliates;

●	amend or otherwise alter its organizational documents and certain material agreements; and

●	make any significant changes in accounting treatment or reporting practices, except as required by GAAP.

The Credit Agreement contains customary borrowing conditions, affirmative covenants, reporting covenants, representations and warranties, and events of default, including a cross-default to other material debt, as well as an event of default triggered by a change of control. If an event of default occurs, the lenders will be entitled to take enforcement action, including foreclosure on collateral and acceleration of amounts owed under the New Senior Credit Facility. The Credit Agreement also contains customary provisions with respect to defaulting lenders, confidentiality, expense reimbursement and indemnification.

In connection with the termination of the existing Credit Agreement and redemption of the Junior Subordinated Debentures, the Company will incur prepayment fees and other related costs of approximately $6.9 million during the quarter ended June 30, 2018.

On June 25, 2018, the Company issued a press release with respect to the New Senior Credit Facility, which is attached as Exhibit 99.1 hereto.

The foregoing summary of the Credit Agreement and the New Senior Credit Facility does not purport to be a complete description and is subject to, and qualified in its entirety by, the full text of the Credit Agreement, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 1.02           Termination of a Material Definitive Agreement.

Termination of Goldman Credit Agreement

On June 22, 2018, concurrently with the execution of the Credit Agreement and closing of the New Senior Credit Facility, Primo Water Operations, Inc. (“Operations”) repaid in full all outstanding amounts under and terminated the credit facility provided by the Credit and Guaranty Agreement, dated as of December 12, 2016, as amended, among Operations and certain of its subsidiaries from time to time party thereto, the various lenders party thereto, and Goldman Sachs Bank USA, as Administrative Agent, Collateral Agent and Lead Arranger (the “Goldman Credit Agreement”), and terminated all commitments by the lenders to extend further credit thereunder. All guarantees and security interests granted by the Company and its subsidiaries under the Goldman Credit Agreement were terminated.

Redemption of Junior Subordinated Debentures and Trust Preferred Securities

On June 22, 2018, in connection with the execution of the Credit Agreement and the closing of the New Senior Credit Facility, the Company deposited with Wilmington Trust Company, as Trustee (the “Trustee”), funds sufficient to complete on June 29, 2018, the previously announced redemption of all of the 9-1/16% Junior Subordinated Deferrable Interest Debentures due 2028 (the “Junior Subordinated Debentures”) held by Glacier Water Trust I, a Delaware statutory trust and indirect, wholly-owned subsidiary of the Company (“Glacier Trust”), in accordance with the terms of the Junior Subordinated Debentures and the Junior Subordinated Indenture dated as of January 27, 1998, as amended (the “Indenture”), among Operations (as successor in interest to Glacier Water Services, Inc.), the Trustee, and the other parties thereto, whereupon the Indenture was satisfied and discharged as of June 22, 2018.

Additionally, as previously announced, the redemption of all outstanding capital securities of Glacier Trust (the “Trust Securities”), including the preferred Trust Securities, CUSIP No. 376398202, will take place on June 29, 2018. The Trust Securities have a liquidation amount of $25 per preferred Trust Security, for an aggregate redemption price of $87.9 million consisting of $87.6 million in aggregate liquidation amount and $0.3 million in aggregate accumulated but unpaid distributions.

Item 2.03           Creation of a Direct Financial Obligation or an Obligation under Off-Balance Sheet Arrangements of a Registrant.

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 9.01           Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Exhibit Description

10.1

Credit Agreement, by and among Primo Water Corporation, as the Borrower, the subsidiaries of the Company, each as a guarantor, the lenders from time to time party thereto, BMO Harris Bank N.A. and U.S. Bank, National Association, as Co-Syndication Agents, JP Morgan Chase Bank, N.A., HSBC Bank USA, National Association and Fifth Third Bank, as Co-Documentation Agents, and SunTrust Bank, as Administrative Agent, Swingline Lender and Issuing Bank, with BMO Capital Markets Corp., U.S. Bank, National Association, JPMorgan Chase Bank, N.A. and SunTrust Robinson Humphrey, Inc., as Joint Lead Arrangers and Bookrunners

99.1	Press release dated June 25, 2018

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRIMO WATER CORPORATION

Date: June 25, 2018	By:	/s/ David J. Mills
Name: David J. Mills
Title: Chief Financial Officer